SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2009 (May 15, 2009)

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. employer identification no.)

50 Main Street
White Plains, New York 10606
    (Address of principal executive offices) (Zip Code)

(914) 684-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A amends the Current Report on Form 8-K, filed by Bunge Limited (“Bunge”) on May 21, 2009, that reported that João Fernando Kfouri would be retiring as Managing Director, Food and Ingredients effective June 30, 2009.

On June 22, 2009, Bunge entered into a Consulting Agreement with Mr. Kfouri.  The term of the Consulting Agreement will begin on July 1, 2009 and will end on December 31, 2009 (the “Term”).  Pursuant to the Consulting Agreement, Mr. Kfouri will provide advice and counsel from time to time with respect to Bunge’s global Food and Ingredients business strategy and the transition of the duties and responsibilities of the position of Managing Director, Food and Ingredients to a successor.  In exchange for these services, during the Term, Bunge will pay Mr. Kfouri a consulting fee at the rate of $22,500 per month.  Mr. Kfouri will also be subject to a perpetual confidentiality covenant and a nonsolicitation of employees and customers covenant for the Term and during the 12-month period following the end of the Term.

Additionally, in connection with Mr. Kfouri’s retirement, and in recognition of his contributions to Bunge during 2009 through his retirement date, Mr. Kfouri will receive a cash payment of $250,000 in lieu of any amounts that he may have been eligible to receive pursuant to Bunge’s Annual Incentive Plan.

The above summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and incorporated into this Item 5.02 by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Consulting Agreement by and between Bunge Limited and João Fernando Kfouri, effective as of July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 26, 2009.

BUNGE LIMITED (Registrant)

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Assistant General Counsel

Index to Exhibits

Exhibit No.	Description
10.1	Consulting Agreement by and between Bunge Limited and João Fernando Kfouri, effective as of July 1, 2009.